UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 11, 2019

000-55218

(Commission file number)

Trxade Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-3673928
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3840 Land O’ Lakes Blvd

Land O’ Lakes, Florida

34639

(Address of principal executive offices)

800-261-0281

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A (the “Amendment”) amends the Current Report on Form 8-K of Trxade Group, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission on July 11, 2019 (the “First Original Form 8-K”) relating to the execution of a Securities Purchase Agreement on July 10, 2019 with a certain accredited investor with respect to the private placement of 2,000,000 shares of our common stock at a purchase price of $0.50 per share, for gross proceeds of $1,000,000 (the “Stock Purchase”). The Securities Purchase Agreement was executed and funds were sent via check to the Company’s bank. However, as of the date of the Amendment, the $1,000,000 in funds related to the Stock Purchase have not yet cleared and been released to the Company by our bank. Therefore, the Stock Purchase is still pending and the previously reported 2,000,000 shares of Common Stock have in fact not been issued by the Company. The description under Item 1.01 of the First Original Form 8-K is hereby amended and restated as described below, and the description under Item 3.02 of the First Original Form 8-K is deleted in its entirety.

Item 1.01.	Entry into a Material Definitive Agreement.

On July 10, 2019, Trxade Group, Inc. (the “Company”) entered into a Securities Purchase Agreement included herewith as Exhibit 10.1 (the “Purchase Agreement”) with a certain accredited investor with respect to the private placement of 2,000,000 shares of our Common Stock at a purchase price of $0.50 per share, for gross proceeds of $1,000,000 (“Proceeds”). While we have received a fully executed Purchase Agreement, the Proceeds were sent via check. As of the date of this Amendment, our bank has not cleared and released the Proceeds from the check to the Company. Therefore, this transaction is still pending and not fully consummated, and no shares our of Common Stock under the Purchase Agreement have yet been issued in connection this transaction.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

10.1	Form of Securities Purchase Agreement

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SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Trxade Group, Inc.

By:	/s/ Suren Ajjarapu
Suren Ajjarapu
Chief Executive Officer

Date: July 19, 2019

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